Press Release

COWEN ANNOUNCES THIRD QUARTER 2018 FINANCIAL RESULTS

Strong Performance in Investment Banking and Markets Divisions Drives Continued Profitability

New York, NY - October 25, 2018 - Cowen Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the third quarter ended September 30, 2018.
Third Quarter Financial Highlights
GAAP

•	Revenue increased 24% year over year to $221.0 million compared to $178.8 million in the prior year period.

•	Net income attributable to common stockholders was $13.8 million or $0.45 per diluted common share compared to $3.0 million or $0.09 per diluted common share in the prior year period.
Economic Income (Non-GAAP)

•	Revenue increased 24% year over year to $226.2 million compared to $182.6 million in the prior year period.

•	Economic Income increased to $22.7 million or $0.74 per diluted share compared to Economic Income of $8.3 million or $0.26 per diluted share in the prior year period.

•	Economic Operating Income, which represents Economic Income before depreciation and amortization, was $25.6 million, a 126% increase from the prior year period of $11.3 million.
Operating Highlights

•
On a GAAP and Economic Income basis, investment banking revenue increased 43% and 35% from the third quarter 2017 to $81.9 million and $77.5 million, respectively. The quarter was again led by strong performance in equity financings as well as a growing contribution from advisory and non-healthcare sectors. This was the most diverse quarter in terms of industry and product mix.

•
Brokerage revenue increased 9% and 13% from the third quarter 2017 to $92.0 million and $101.7 million on a GAAP and Economic Income basis, respectively. The increase was primarily attributable to growth in the institutional brokerage and institutional services businesses.

•	As of October 1, 2018, assets under management were $10.9 billion, a $40 million increase from July 1, 2018.

•
Book value per share increased to $24.26 as of September 30, 2018, compared to $21.82 as of December 31, 2017. Tangible book value per share grew to $21.28 as of September 30, 2018, compared to $18.77 as of December 31, 2017.

•	During the quarter, the Company repurchased 402,420 shares for $5.9 million (at an average price of $14.66) under the Company's existing share repurchase program.

Summary Financial Highlights

(Dollar amounts in millions, except per share information)	Three Months Ended					Nine Months Ended
	September 30,			June 30,		September 30,
	2018	2017	%	2018	%	2018	2017	%

GAAP:
Revenue	$221.0	$178.8	24%	$234.6	(6)%	$707.0	$454.3	56%
Net income (loss) attributable to Cowen common stockholders	$13.8	$3.0	365%	$3.7	273%	$32.6	$10.0	227%
Earnings (loss) per share (diluted)	$0.45	$0.09	386%	$0.12	273%	$1.07	$0.33	220%

Economic Income (non-GAAP):
Economic income revenue	$226.2	$182.6	24%	$234.3	(3)%	$702.1	$483.2	45%
Economic income (loss) attributable to Cowen	$22.7	$8.3	175%	$21.7	5%	$68.5	$25.3	171%
Economic income per share (diluted)	$0.74	$0.26	187%	$0.71	4%	$2.24	$0.84	166%

Note: Amounts may not add due to rounding. A reconciliation of Economic Income (Loss) to net income appears under the section, "Summary Economic Income (Loss) to GAAP Reconciliation."

Jeffrey M. Solomon, Chief Executive Officer of Cowen, said, "Our strong third quarter results reflect the meaningful progress we continue to make on achieving our long term performance goals. Economic operating income was driven by strong performance in our investment banking and market divisions as those businesses continued to scale and diversify. Looking ahead, we will continue to position the Cowen platform around our core competencies in order to drive growth and profitability on a consistent basis."

GAAP Financial Review

Summary GAAP Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended					Nine Months Ended
	September 30,			June 30,		September 30,
	2018	2017	%	2018	%	2018	2017	%

Revenue	$221.0	$178.8	24%	$234.6	(6)%	$707.0	$454.3	56%
Net income (loss) attributable to Cowen	$15.5	$4.7	232%	$5.4	187%	$37.7	$15.1	150%
Preferred stock dividends	$1.7	$1.7	—%	$1.7	—%	$5.1	$5.1	—%
Net income (loss) attributable to Cowen common stockholders	$13.8	$3.0	365%	$3.7	273%	$32.6	$10.0	227%

Earnings (loss) per share (diluted)	$0.45	$0.09	386%	$0.12	273%	$1.07	$0.33	220%

Note: Amounts may not add due to rounding.

Revenue was $221.0 million compared to $178.8 million in the third quarter of 2017. The increase was primarily due to strong performance in investment banking and brokerage as well as an increase in interest and dividends attributable to securities financing activities.

Interest and dividend expense was $26.0 million compared to $15.1 million in the prior year period. This was primarily attributable to securities financing activities.

Employee compensation and benefits expense increased $24.0 million from the prior year period to $127.3 million. The increase was primarily due to $42.2 million in higher revenue, which resulted in a higher compensation and benefits accrual.

Operating, general, administrative and other expenses increased $6.9 million year over year to $70.2 million. The increase is primarily related to adoption of the new revenue recognition standard, effective January 1, 2018, which requires underwriting expenses to be shown within expenses rather than net of the associated investment banking revenues.

Depreciation and amortization expense of $3.1 million decreased $0.4 million from the prior year period. The decrease is primarily related to a decrease in amortization from intangibles (which have been fully amortized) partially offset by an increase in depreciable fixed assets.

Other income was $42.0 million compared to $27.6 million in the prior year period. The increase was primarily related to an increase in performance of the Company's own invested capital.

Income tax expense was $5.1 million compared to $2.3 million in the prior year quarter. This change was primarily attributable to the Company’s increased pre-tax book income, partially offset by the impact of the new reduced statutory Federal tax rate enacted as part of the Tax Cuts and Jobs Act of 2017.

Net income attributable to redeemable non-controlling interests increased by $0.1 million to $5.3 million from the prior year period. The increase was primarily the result of an increase in income earned by the multi-strategy and private healthcare consolidated funds in the current year period.

Capital

Select Balance Sheet Data

(Amounts in millions, except per share information)	September 30,	December 31,	September 30,
	2018	2017	2017

Cowen Inc. stockholders' equity	$808.2	$748.0	$843.5
Common equity (CE)	$706.9	$646.7	$742.2
Tangible common equity (TCE)	$620.3	$556.1	$649.8

Book value per share (CE/CSO)	$24.26	$21.82	$23.87
Tangible book value per share (TCE/CSO)	$21.28	$18.77	$20.90

Common shares outstanding (CSO)	29.1	29.6	31.1

Reconciliation of GAAP Cowen Inc. stockholders' equity to tangible common equity:

Cowen Inc. stockholders' equity	$808.2	$748.0	$843.5
Less:
Preferred stock	101.3	101.3	101.3
Common equity (CE)	$706.9	$646.7	$742.2

Less:
Goodwill & intangibles	86.7	90.6	92.4
Tangible common equity (TCE)	$620.3	$556.1	$649.8

Note: Amounts may not add due to rounding.

Stockholders' equity decreased to $808.2 million as of September 30, 2018 from $843.5 million as of September 30, 2017. The decrease was primarily due to the re-measurement of the Company's deferred tax assets based on the lower corporate Federal tax rate under the Tax Cuts and Jobs Act, enacted on December 22, 2017 of $47 million which was partially offset with 2018 earnings and a reclassification to equity of an embedded conversion option associated with convertible debt (upon shareholder approval of share settlement on June 26, 2018).

Share Repurchase Program

In the third quarter 2018, the Company repurchased $5.9 million of its common stock, or 402,420 shares, under the Company's existing share repurchase program. Approximately $8.2 million remains available for repurchase under the existing program.

Outside the share repurchase program, in the third quarter 2018 the Company acquired approximately $0.2 million of shares as a result of a net share settlement relating to the vesting of equity awards, or 11,075 shares.

Economic Income (Loss)

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses (iv) certain costs associated with debt and (v) preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes incentive fees during periods when the fees are not yet crystallized for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of US GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

Economic Income (Non-GAAP) Financial Review

Summary Economic Income (Loss) Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended					Nine Months Ended
	September 30,			June 30,		September 30,
	2018	2017	%	2018	%	2018	2017	%

Revenue	$226.2	$182.6	24%	$234.3	(3)%	$702.1	$483.2	45%
Economic Income (Loss)	$22.7	$8.3	175%	$21.7	5%	$68.5	$25.3	171%

Economic Income (Loss) per share (diluted)	$0.74	$0.26	187%	$0.71	4%	$2.24	$0.84	166%

Note: Amounts may not add due to rounding. NM indicates not meaningful.

Summary Economic Income (Loss) to GAAP Reconciliation

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(Per share information)	2018	2017	2018	2018	2017

Economic Income (Loss) per share (diluted)	$0.74	$0.26	$0.71	$2.24	$0.84
Adjustments:
Preferred dividends	(0.06)	(0.05)	(0.06)	(0.17)	(0.17)
Income Taxes	(0.17)	(0.07)	(0.14)	(0.52)	(0.11)
Uncrystallized incentive fees	(0.03)	—	(0.05)	(0.09)	—
Amortization of discount on convertible debt	(0.04)	—	(0.06)	(0.10)	—
Debt extinguishment costs	—	—	(0.02)	(0.02)	—
Unrealized gain (loss) on conversion option (a)	0.01	—	(0.26)	(0.24)	—
Restructuring	—	(0.01)	—	—	(0.29)
Bargain purchase gain	—	—	—	—	0.26
Transaction-related and other costs	(0.01)	(0.03)	—	(0.02)	(0.20)
GAAP earnings (loss) per share (diluted)	$0.45	$0.09	$0.12	$1.07	$0.33

Note: Amounts may not add due to rounding.

(a) Prior to our June 26, 2018 shareholder meeting, the embedded conversion option feature associated with our convertible notes (due 2022) was recognized at fair value in accordance with US GAAP as a derivative liability. The profit and loss movement related to that liability was associated with the movement of our stock price. Subsequent to receiving shareholder approval for share settlement the embedded conversion option was reclassified to equity and will no longer result in profit and loss movements.

Total Economic Income revenue was $226.2 million compared to $182.6 million in the third quarter of 2017, an increase of 24%.  The increase in Economic Income revenue was primarily attributable to an increase in investment banking, brokerage activity, incentive income and investment income.

Interest expense increased $1.6 million to $6.4 million compared with $4.8 million in the prior year period. Interest expense relates to debt issued.

Net of interest expense, Economic Income revenue was $219.8 million versus $177.8 million in the prior year quarter.

Economic Income Revenue

	Three Months Ended					Nine Months Ended
	September 30,			June 30,		September 30,
(Dollar amounts in millions)	2018	2017	%	2018	%	2018	2017	%

Investment banking	$77.5	$57.4	35%	$80.0	(3)%	$251.5	$158.1	59%
Brokerage	101.7	90.0	13%	113.2	(10)%	328.9	209.3	57%
Management fees	12.4	13.8	(10)%	12.5	(1)%	38.0	42.1	(10)%
Incentive income	6.9	4.6	50%	9.4	(26)%	21.5	18.6	15%
Investment income (loss)	27.7	15.9	74%	20.0	38%	61.9	51.8	20%
Other revenues	0.1	0.9	(91)%	(0.7)	(112)%	0.3	3.3	(92)%
Total Revenue	$226.2	$182.6	24%	$234.4	(3)%	$702.1	$483.2	45%

Note: Amounts may not add due to rounding.

Total expenses were $194.2 million compared to $166.5 million in the prior year period. Items included are discussed below.

•
Compensation and benefits expense was $126.7 million compared to $101.5 million in the third quarter 2017. The increase was due to higher revenue during the 2018 period as compared to 2017, which resulted in a higher compensation and benefits accrual. The compensation to revenue ratio was 56%, unchanged from the prior year period.

•	Fixed non-compensation expenses increased $2.1 million year over year to $35.1 million. The increase was attributable to the acquisition of Convergex in June 2017.

•	Variable non-compensation expenses were $30.7 million compared to $32.0 million in the third quarter 2017.

•
Reimbursements from affiliates, which relate to the investment management segment, decreased $0.2 million to $0.4 million for the three months ended September 30, 2018, compared to $0.6 million in the prior year period.

•
Net income attributable to redeemable non-controlling interests increased by $1.6 million to $2.1 million for the three months ended September 30, 2018 compared with $0.5 million in the prior year period. Non-controlling interest represents the portion of net income or loss attributable to certain non-wholly owned subsidiaries that is allocated to the Company's partners in those subsidiaries.

Economic Operating Income, which represents Economic Income before depreciation and amortization, was $25.6 million for the third quarter of 2018, a 126% increase from the prior year period of $11.3 million.

Depreciation expense, during the third quarter of 2018, was $1.7 million compared to $0.6 million in the prior year period. The increase was due to an increase in depreciable assets acquired during the Convergex acquisition in June 2017.

Amortization expense was $1.3 million compared to $2.5 million in the third quarter of 2017. The decrease is primarily related to a decrease in intangible assets.

Investment Management Segment

As of October 1, 2018, the Company had assets under management of $10.9 billion, a $40 million increase from July 1, 2018.

Management fees were $11.6 million compared to $13.0 million in the prior year quarter. The decrease was primarily related to a decrease in management fees from the healthcare royalty business and one of the Company's other funds.

Incentive income was $6.9 million compared to $4.6 million in the prior year quarter. This increase was primarily related to an increase in performance fees from the multi-strategy and private healthcare businesses.

Investment income for the segment was $2.0 million, compared to $9.9 million in the third quarter of 2017. The decrease was primarily related to a decrease in performance of the Company's own invested capital.

Investment Bank Segment

Brokerage revenue increased $11.8 million to $101.7 million in the third quarter 2018 compared to $90.0 million in the third quarter 2017. The increase was primarily attributable to growth in the institutional brokerage and institutional services businesses.

Investment banking revenue was $77.5 million, a 35% increase over the prior year quarter.  The increase was primarily due to higher equity underwriting and advisory activity.

Investment Banking Revenue Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollar amounts in millions)	2018	2017	2018	2017
Underwriting	$55.3	$44.0	$200.4	$132.2
Advisory	22.2	13.4	51.1	25.9
Total	$77.5	$57.4	$251.5	$158.1

Investment Banking Transaction Count

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Underwriting	31	24	99	78
Of which bookrun:	19	16	69	48
Advisory	6	7	21	11
Total	37	31	120	89

Investment income for the segment was $25.6 million versus $6.0 million in the third quarter 2017. The increase is primarily due to a gain in our private and merchant banking investments.

Earnings Conference Call with Management

The Company will host a conference call to discuss its 2018 third quarter results on Thursday, October 25, 2018, at 9:00 am ET.  The call can be accessed by dialing 1-(855) 760-0961 domestic or 1-(631) 485-4850 international.  The passcode for the call is 4996829.  A replay of the call will be available beginning at 12:00 pm ET October 25, 2018 through 12:00 pm ET November 1, 2018.  To listen to the replay of this call, please dial 1-(855) 859-2056 domestic or 1-(404) 537-3406 international and enter passcode 4996829. The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Inc.

Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm that operates through two business segments: a broker dealer and an investment management division.  The company’s broker dealer division offers investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing and commission management services.  Cowen’s investment management segment offers actively managed alternative investment products.  Cowen Inc. focuses on delivering value-added capabilities to our clients in order to help them outperform.  Founded in 1918, the firm is headquartered in New York and has offices worldwide. Learn more at Cowen.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Investor Relations Contacts

Cowen Inc.
Stephen Lasota, Chief Financial Officer, (212) 845-7919
Nancy Wu, (646) 562-1259

Liolios Group, Inc.
Matt Glover, Cody Slach, Najim Mostamand, CFA
949-574-3860
COWN@liolios.com

Source: Cowen Inc.

Cowen Inc.
US GAAP Preliminary Unaudited Condensed Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue
Investment banking	$81,923	$57,383	$264,737	$158,082
Brokerage	92,035	84,220	301,053	198,599
Management fees	7,546	8,223	22,336	25,587
Incentive income	33	1,945	97	6,217
Interest and dividends	26,448	14,318	77,511	27,324
Reimbursement from affiliates	353	484	1,066	2,631
Aircraft lease revenue	375	934	1,509	3,036
Reinsurance premiums	8,378	7,186	26,251	21,957
Other	1,634	3,402	3,846	6,147
Consolidated Funds revenues	2,303	735	8,579	4,751
Total revenue	221,028	178,830	706,985	454,331
Interest and dividends expense	26,000	15,132	74,846	37,273
Total net revenue	195,028	163,698	632,139	417,058
Expenses
Employee compensation and benefits	127,303	103,282	394,288	282,066
Reinsurance claims, commissions and amortization of deferred acquisition costs	8,773	7,157	27,428	20,610
Operating, general, administrative and other expenses	70,247	63,391	221,770	156,982
Depreciation and amortization expense	3,139	3,452	9,558	9,612
Restructuring costs	—	222	—	8,763
Consolidated Funds expenses	1,687	1,712	7,267	9,423
Total expenses	211,149	179,216	660,311	487,456
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	32,040	18,326	64,728	63,101
Bargain purchase gain	—	—	—	7,946
Gain/(loss) on debt extinguishment	—	—	(556)	—
Consolidated Funds net (losses) gains	9,942	9,301	58,792	53,260
Total other income (loss)	41,982	27,627	122,964	124,307

Income (loss) before income taxes	25,861	12,109	94,792	53,909
Income tax expense/(benefit)	5,083	2,281	15,999	3,407
Net income (loss)	20,778	9,828	78,793	50,502
Net income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	5,290	5,162	41,053	35,412
Net income (loss) attributable to Cowen Inc.	15,488	4,666	37,740	15,090
Preferred stock dividends	1,698	1,698	5,094	5,094
Net income (loss) attributable to Cowen Inc. common stockholders	$13,790	$2,968	$32,646	$9,996

Earnings (loss) per share:
Basic	$0.47	$0.09	$1.10	$0.34
Diluted	$0.45	$0.09	$1.07	$0.33

Weighted average shares used in per share data:
Basic	29,610	31,271	29,662	29,004
Diluted	30,844	32,246	30,613	30,011

 Appendix: Non-GAAP Financial Measures

In addition to the results presented above in accordance with accounting principles generally accepted in United States of America ("US GAAP"), the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported US GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable US GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with US GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under US GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the US GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses (iv) certain costs associated with debt and (v) preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes incentive fees during periods when the fees are not yet crystallized for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Three Months Ended September 30, 2018
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$81,923	$(4,413)	(g)	$—	$77,510
Brokerage	92,035	9,637	(b)	—	101,672
Management fees	7,546	4,459	(a)	381	12,386
Incentive income	33	6,857	(a)(g)	20	6,910
Investment income	—	27,672	(c)(f)	—	27,672
Interest and dividends	26,448	(26,448)	(c)	—	—
Reimbursement from affiliates	353	(418)	(e)	65	—
Aircraft lease revenue	375	(375)	(f)	—	—
Reinsurance premiums	8,378	(8,378)	(d)	—	—
Other revenues	1,634	(1,551)	(d)	—	83
Consolidated Funds	2,303	—		(2,303)	—
Total revenue	$221,028	$7,042		$(1,837)	$226,233

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.
(c) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(d) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f) Aircraft lease revenue is shown net of expenses in other revenue for Economic Income (Loss).
(g) Economic Income (Loss) presents underwriting expenses net of investment banking revenues and records income from uncrystallized incentive fees.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Three Months Ended September 30, 2017
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$57,383	$—		$—	$57,383
Brokerage	84,220	5,748	(b)	—	89,968
Management fees	8,223	4,931	(a)	640	13,794
Incentive income	1,945	2,250	(a)	402	4,597
Investment income	—	15,949	(c)(f)	—	15,949
Interest and dividends	14,318	(14,318)	(c)	—	—
Reimbursement from affiliates	484	(572)	(e)	88	—
Aircraft lease revenue	934	(934)	(f)	—	—
Reinsurance premiums	7,186	(7,186)	(d)	—	—
Other revenues	3,402	(2,463)	(d)	—	939
Consolidated Funds	735	—		(735)	—
Total revenue	$178,830	$3,405		$395	$182,630

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.
(c) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(d) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f) Aircraft lease revenue is shown net of expenses in other revenue for Economic Income (Loss).

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Nine Months Ended September 30, 2018
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$264,737	$(13,261)	(g)	$—	$251,476
Brokerage	301,053	27,876	(b)	—	328,929
Management fees	22,336	13,465	(a)	2,197	37,998
Incentive income	97	21,336	(a)(g)	37	21,470
Investment income	—	61,927	(c)(f)	—	61,927
Interest and dividends	77,511	(77,511)	(c)	—	—
Reimbursement from affiliates	1,066	(1,264)	(e)	198	—
Aircraft lease revenue	1,509	(1,509)	(f)	—	—
Reinsurance premiums	26,251	(26,251)	(d)	—	—
Other revenues	3,846	(3,596)	(d)	—	250
Consolidated Funds	8,579	—		(8,579)	—
Total revenue	$706,985	$1,212		$(6,147)	$702,050

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.
(c) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(d) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f) Aircraft lease revenue is shown net of expenses in other revenue for Economic Income (Loss).
(g) Economic Income (Loss) presents underwriting expenses net of investment banking revenues and records income from uncrystallized incentive fees.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Nine Months Ended September 30, 2017
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$158,082	$—		$—	$158,082
Brokerage	198,599	10,675	(b)	—	209,274
Management fees	25,587	14,735	(a)	1,773	42,095
Incentive income	6,217	8,740	(a)	3,669	18,626
Investment income	—	51,765	(c)(f)	—	51,765
Interest and dividends	27,324	(27,324)	(c)	—	—
Reimbursement from affiliates	2,631	(2,872)	(e)	241	—
Aircraft lease revenue	3,036	(3,036)	(f)	—	—
Reinsurance premiums	21,957	(21,957)	(d)	—	—
Other revenues	6,147	(2,833)	(d)	—	3,314
Consolidated Funds	4,751	—		(4,751)	—
Total revenue	$454,331	$27,893		$932	$483,156

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.
(c) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(d) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f) Aircraft lease revenue is shown net of expenses in other revenue for Economic Income (Loss).